UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 1, 2015 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 324-A, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

(561) 997-7775 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 1, 2015, Banyan Rail Services Inc. (the “Company”) entered into an office lease and administrative support agreement (the “Agreement”) with Boca Equity Partners LLC (“BEP”). The Agreement is effective as of January 1, 2015 and remains in effect for a one year term. The Agreement provides for the Company’s use of a portion of BEP’s offices and certain overhead items at the BEP offices such as space, utilities and other administrative services for $4,750 a month.

Also on June 1, 2015, the Company entered into a support agreement (the “Support Agreement”) with BEP. The Support Agreement is effective as of January 1, 2015 and provides for corporate support services. The Support Agreement is for a month-to-month term and will terminate upon the Company’s payment of a success fee (the “Success Fee”), should the Company acquire more than 50% of the assets of capital stock of any company (the “Acquisition”) during the term of the Support Agreement or within the one year period following the termination of the Support Agreement. Within five days of the closing of any potential Acquisition, Banyan will pay to BEP 2% of the cash purchase price paid by the Company to the seller(s) for the Acquisition.

Gary O. Marino, the Company’s chairman of the board, is the chairman, president, and chief executive officer of BEP. Gary O. Marino and directors Don Denbo and Paul Dennis also hold membership interests in BEP.

The Agreement and the Support Agreement are attached to this Form 8-K as Exhibits 10.1 and 10.2. The descriptions of the agreements above are summaries and are qualified by the full text of the attached documents.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Office Lease and Administrative Support Agreement, dated as of June 1, 2015, by and between Banyan Rail Services Inc. and Boca Equity Partners, LLC.

10.2	Support Agreement, dated as of June 1, 2015, by and between Banyan Rail Services Inc. and Boca Equity Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

	By:	/s/ Christopher J. Hubbert
	Name:	Christopher J. Hubbert
	Title:	Secretary

Dated June 5, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.1	Office Lease and Administrative Support Agreement, dated as of June 1, 2015, by and between Banyan Rail Services Inc. and Boca Equity Partners, LLC.

10.2	Support Agreement, dated as of June 1, 2015, by and between Banyan Rail Services Inc. and Boca Equity Partners, LLC.